UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934

                                 Amendment No. 3

                                 Banco de Chile
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common stock without nominal (par) value
   (Formerly the F Shares, mandatorily convertible into shares of Common Stock without nominal (par) value)
--------------------------------------------------------------------------------
                          Title of Class of Securities

                                    059504100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                          Luis Fernando Antunez Bories
                             Chief Financial Officer
                                  Quinenco S.A.
                        Enrique Foster Sur 20, 14th Floor
                           Las Condes, Santiago, Chile
                                 (56-2) 750-7221
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   August 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. |_|

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        LQ Inversiones Financieras S.A.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Chile
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,517,223,107 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Quinenco S.A.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Chile
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,517,223,107 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Luksburg Foundation
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Liechtenstein
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    198,711,524
               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,715,934,631
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON          198,711,524
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,715,934,631
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,715,934,631 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.5% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        HC
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Lanzville Investments Establishment
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Liechtenstein
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,517,223,107 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        HC
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Dolberg Finance Corporation Establishment
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Liechtenstein
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,517,223,107 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        HC
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Geotech Establishment
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Liechtenstein
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,517,223,107 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Andsberg Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Jersey, Channel Islands
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,517,223,107 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        HC
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Andsberg Inv. Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Jersey, Channel Islands
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,517,223,107 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        HC
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Andsberg Inversiones Ltda.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Chile
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,517,223,107 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        HC
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Ruana Copper Corporation Establishment
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Liechtenstein
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,517,223,107 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        HC
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Compania de Inversiones Adriatico S.A.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Chile
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,517,223,107 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        HC
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Guillermo Luksic Craig
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Chile
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    1,017,980
               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON          1,017,980
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,518,241,087 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Nicolas Luksic Puga
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Chile
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,517,223,107 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Inmobiliaria e Inversiones Rio Claro S.A.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Chile
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,517,223,107 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        HC
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Andronico Luksic Craig
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Chile
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    1,995,881
               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON          1,995,881
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,519,218,988 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Patricia Lederer Tcherniak
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Chile
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,517,223,107 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Inversiones Consolidadas S.A.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Chile
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    5,024,816
               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON          5,024,816
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,522,247,923(individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        HC
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Inversiones Salta S.A.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Chile
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,517,223,107 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        HC
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Andronico Luksic Lederer
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Chile
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,517,223,107 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Davor Luksic Lederer
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Chile
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,517,223,107 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Max Luksic Lederer
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Chile
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,517,223,107 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

CUSIP No. 059504100

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Dax Luksic Lederer
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |X|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Chile
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
   NUMBER OF   8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       35,517,223,107
   OWNED BY    -----------------------------------------------------------------
     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON
     WITH      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    35,517,223,107
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     35,517,223,107 (individually)
     35,723,973,308 (total group shares)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     52.2% (individually)
     52.5% (total group shares)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

            LQ Inversiones Financieras S.A., Quinenco S.A., Luksburg Foundation, Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inv. Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment, Compania de Inversiones Adriatico S.A., Guillermo Luksic Craig, Nicolas Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Andronico Luksic Craig, Patricia Lederer Tcherniak, Inversiones Consolidadas S.A., Inversiones Salta S.A , Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer and Dax Luksic Lederer (the "Reporting Persons" or the "Group") hereby amend the Schedule 13D for the Group, dated January 11, 2002 (the "Schedule 13D"), as amended on January 17, 2003 and April 19, 2005, filed in respect to the common stock without nominal (par) value (the "Common Shares") of Banco de Chile, an open stock banking corporation (sociedad anonima bancaria abierta) organized under the laws of the Republic of Chile.

            In 1989, Banco de Chile repurchased from the Chilean Central Bank certain non-performing loans that Banco de Chile had previously sold to the Chilean Central Bank and later exchanged for a subordinated obligation without a fixed term, known as "deuda subordinada," or subordinated debt. In 1996, Banco de Chile was reorganized, and as a result, the subordinated debt was assigned to Sociedad Administradora de la Obligacion Subordinada SAOS S.A ("SAOS") along with the economic rights to 28,593,701,789 Common Shares (42.0% of the total Common Shares.) (See Item 6 for additional information regarding SAOS and the subordinated debt). SAOS is 100% owned by Sociedad Matriz del Banco de Chile S.A. ("SM Chile"), but pursuant to the restructuring and the assignment of the subordinated debt, 100% of the economic rights to the Common Shares owned by SAOS are pledged to the Chilean Central Bank and all distributions on those shares are to be paid directly to the Chilean Central Bank until the subordinated debt is repaid. However, neither SAOS nor the Chilean Central Bank has the right to vote those Common Shares. The right to vote the Common Shares held by SAOS are directly held by the owners of the equity interest in SM Chile. SM Chile is a special purpose company that is publicly traded on the Santiago Stock Exchange and whose sole purpose is to hold Common Shares of Banco de Chile. SM Chile has issued four series of equity interests, each representing different voting and economic interests in Banco de Chile. Each holder of SM Chile's equity interests votes the underlying Common Shares of Banco de Chile directly, and not as a group. As a result of SAOS's arrangement with the Chilean Central Bank and the differing voting rights of SM Chile's four series of equity interests, the Group beneficially owns the voting equivalent of 35,723,973,308 Common Shares or 52.5% of Banco de Chile's total Common Shares, but only beneficially owns the economic rights to 20,058,815,100 Common Shares of 29.5% of Banco de Chile's total Common Shares.

            References to share ownership herein refer to "beneficial ownership" as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), unless otherwise stated. References to share ownership herein, unless stated otherwise, do not reflect the Reporting Persons percentage dividend rights, which have been pledged in certain circumstances, as further discussed in Item 5(d) and Item 6 below.

Item 2. Identity and Background.

      Item 2 of the Schedule 13D is hereby amended and restated in its entirety as follows:

            (a)-(c), (f) This statement is being filed by the following persons:

            LQ Inversiones Financieras S.A., a company organized under the laws of Chile ("LQ Inversiones"), is engaged principally in the financial sector of Chile through the ownership of Common Shares of the Bank. LQ Inversiones' principal business address is Enrique Foster Sur 20, 14th Floor, Santiago, Chile. LQ Inversiones is a subsidiary of Quinenco S.A. ("Quinenco").

            Quinenco S.A., a corporation organized under the laws of Chile, is engaged principally in the financial, industrial and services sectors in Chile through its ownership of companies in the financial services, copper and aluminum products, food and beverages, hotel services, telecommunications services and real estate businesses. Quinenco's principal business address is Enrique Foster Sur 20, 14th Floor, Santiago, Chile.

            The Luksburg Foundation (the "Luksburg Foundation"), a foundation operating under the laws of the Principality of Liechtenstein ("Liechtenstein"), is a foundation whose main purpose is to hold shares of Quinenco and various other companies. The Luksburg Foundation's principal business address is Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein. The Luksburg Foundation is a member of the Quinenco Group.

            Lanzville Investments Establishment, an establishment organized under the laws of Liechtenstein ("Lanzville"), is a holding entity whose main purpose is to hold shares of Quinenco and various other companies. Lanzville's principal business address is Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein. Lanzville is a member of the Quinenco Group.

            Dolberg Finance Corporation Establishment, an establishment organized under the laws of Liechtenstein ("Dolberg"), is a holding entity whose main purpose is to hold shares of Quinenco and various other companies. Dolberg's principal business address is Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein. Dolberg is a member of the Quinenco Group.

            Geotech Establishment, an establishment organized under the laws of Liechtenstein ("Geotech"), is a holding entity whose main purpose is to hold shares of Quinenco and various other companies. Geotech's principal business address is Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein. Geotech is a member of the Quinenco Group.

            Andsberg Ltd., a limited liability company organized under the laws of Jersey, Channel Islands ("Andsberg Jersey"), is a holding company whose main purpose is to hold shares of Quinenco and various other companies. Andsberg Jersey's principal business address is 22 Grenville Street, St. Helier, Jersey, Channel Islands JE48PX. Andsberg Jersey is a member of the Quinenco Group.

            Andsberg Inv. Ltd., a limited liability company organized under the laws of Jersey, Channel Islands ("Andsberg Inv. Jersey"), is a holding company whose main purpose is to hold shares of Quinenco and various other companies. Andsberg Inv. Jersey's principal business address is 22 Grenville Street, St. Helier, Jersey, Channel Islands JE48PX. Andsberg Inv. Jersey is a member of the Quinenco Group.

            Andsberg Inversiones Ltda., a limited liability partnership organized under the laws of Chile ("Andsberg Chile"), is a holding entity whose main purpose is to hold shares of Quinenco and various other companies. Andsberg Chile's principal business address is

Ahumuda 11, Oficina 206, Santiago, Chile. Andsberg Chile is a member of the Quinenco Group.

            Ruana Copper Corporation Establishment, an establishment organized under the laws of Liechtenstein ("Ruana Copper"), is a holding entity whose main purpose is to hold shares of Quinenco and various other companies. Ruana Copper's principal business address is Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein. Ruana Copper is a member of the Quinenco Group.

            Compania de Inversiones Adriatico S.A., a corporation organized under the laws of Chile ("Adriatico"), is a holding entity whose main purpose is to hold shares of Quinenco and various other companies. Adriatico's principal business address is Ahumada 11, Oficina 206, Santiago, Chile. Adriatico is a member of the Quinenco Group.

            Guillermo Luksic Craig, a Chilean citizen, resides in Chile and has his principal business address at Enrique Foster Sur 20, 16th Floor, Santiago, Chile. Mr. Guillermo Luksic Craig is the Chairman of the Board of Directors of Quinenco and a member of the Quinenco Group.

            Nicolas Luksic Puga, a Chilean citizen, resides at Camino San Antonio 883, Las Condes, Santiago, Chile. Mr. Nicolas Luksic Puga is a financial analyst and is a member of the Quinenco Group.

            Inmobiliaria e Inversiones Rio Claro S.A., a corporation organized under the laws of Chile ("Rio Claro"), is a holding company whose main purpose is to hold shares of Quinenco and various other companies. Rio Claro's principal business address is at Enrique Foster Sur 20, 18th Floor, Santiago, Chile. Rio Claro is a member of the Quinenco Group.

            Andronico Luksic Craig, a Chilean citizen, resides in Chile and has his principal business address at Enrique Foster Sur 20, 16th Floor, Santiago, Chile. Mr. Andronico Luksic Craig is the Vice Chairman of the Board of Directors of Quinenco and a member of the Quinenco Group.

            Patricia Lederer Tcherniak, a Chilean citizen, resides in Chile and has her principal business address at Enrique Foster Sur 20, 18th Floor, Santiago, Chile. Mrs. Patricia Lederer Tcherniak is a member of the Quinenco Group.

            Inversiones Consolidadas S.A., a corporation organized under the laws of Chile ("Inversiones Consolidadas"), is a holding company whose main purpose is to hold shares of Quinenco and various other companies. Inversiones Consolidadas's principal business address is Enrique Foster Sur 20, 18th Floor, Santiago, Chile. Inversiones Consolidadas is a member of the Quinenco Group.

            Inversiones Salta S.A., a corporation organized under the laws of Chile ("Inversiones Salta"), is a holding company whose main purpose is to hold shares of Quinenco and various other companies. Inversiones Salta's principal business address is Enrique Foster Sur 20, 18th Floor, Santiago, Chile. Inversiones Salta is a member of the Quinenco Group.

            Andronico Luksic Lederer, a Chilean citizen, resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile. Mr. Andronico Luksic Lederer is a financial analyst and is a member of the Quinenco Group.

            Davor Luksic Lederer, a Chilean citizen, resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile. Mr. Davor Luksic Lederer is a student and is a member of the Quinenco Group.

            Max Luksic Lederer, a Chilean citizen, resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile. Mr. Max Luksic Lederer is the minor son of Andronico Luksic Craig and is a member of the Quinenco Group.

            Dax Luksic Lederer, a Chilean citizen, resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile. Mr. Dax Luksic Lederer is the minor son of Andronico Luksic Craig and is a member of the Quinenco Group.

            (d) None of the Reporting Persons, or to the best knowledge of each of the Reporting Persons, any of the persons listed in Schedule A hereto, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last five years.

            (e) During the last five years, none of the Reporting Persons, or to the best knowledge of each Reporting Person, any of the persons listed in Schedule A hereto, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation of such law.

Item 7. Material to be Filed as Exhibits.

      Item 7 of the Schedule 13D is hereby amended and restated in its entirety as follows:

      The following are filed with this statement:

1. Joint Filing Agreements from each of Luksburg Foundation, Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inv. Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment, Compania de Inversiones Adriatico S.A., Guillermo Luksic Craig, Nicolas Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Andronico Luksic Craig, Patricia Lederer Tcherniak, Inversiones Consolidadas S.A., Inversiones Salta S.A., Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer and Dax Luksic Lederer; and

      Powers of Attorney from each of Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd.,

      Andsberg Inv. Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment and Compania de Inversiones Adriatico S.A.

2. Merger Agreement between Banco de Chile and Banco de A. Edwards, dated as of October 3, 2001 (together with an English translation thereof)*

3. Agreement, dated December 20, 2000, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
      (a) Spanish language version*
      (b) English translation

4. Agreement, dated December 20, 2000, among Inversiones Ranquil S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
      (a) Spanish language version*
      (b) English translation

5. Agreement, dated December 20, 2000, among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
      (a) Spanish language version*
      (b) English translation

6. Agreement, dated December 20, 2000, among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
      (a) Spanish language version*
      (b) English translation

7. Agreement, dated December 20, 2000, among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile
      (a) Spanish language version*
      (b) English translation

8. Loan Agreement, dated December 26, 2001, between LQ Inversiones Financieras S.A. and BBVA Banco BHIF
      (a) Spanish language version*
      (b) English translation

9. Loan, Pledge of Shares and Guaranty Agreement with Joint and Several Liability, dated December 15, 2000, between LQ Inversiones Financieras S.A. and Banco Santiago
      (a) Spanish language version*
      (b) English translation

10. Share Purchase Agreement, dated March 27, 2001, between Empresas Penta S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
      (a) Spanish language version*
      (b) English translation

11. Share Purchase Agreement, dated March 27, 2001, between Sociedad de Inversiones y Rentas Megeve Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
      (a) Spanish language version*
      (b) English translation

12. Share Purchase Agreement, dated March 27, 2001, between Sociedad Comercial y Editorial Santiago Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
      (a) Spanish language version*
      (b) English translation

13. Share Purchase Agreement, dated March 27, 2001, between Consorcio Financiero S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
      (a) Spanish language version*
      (b) English translation

14. Share Purchase Agreement, dated March 27, 2001, between Inversiones Las Arenas Sociedad Anonima and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
      (a) Spanish language version*
      (b) English translation

15. Pledge Agreement, dated January 9, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch
      (a) Spanish language version*
      (b) English translation

16. Note Amendment, dated April 23, 2002, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
      (a) Spanish language version**
      (b) English summary***

17. First Amendment and Waiver to Senior Secured Credit Agreement, dated May 22, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch

____________________________

* Exhibit previously filed

** Pursuant to Rule 12b-31 under the Exchange Act, only one of the five Note Amendments referenced in the second paragraph of Item 6 herein, each dated April 23, 2002, has been previously filed with SEC. The schedule below sets forth the material details (consisting only of the names of the parties to such Note Amendments) in which the four documents which are not filed hereto differ from
Exhibit 16:

      Note Amendment

      Note Amendment among Inversiones Ranquil S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

      Note Amendment among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

      Note Amendment among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

      Note Amendment among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile

*** Pursuant to Rule 12b-12(d) under the Exchange Act, an English summary has previously been provided.

                                                                    Schedule A-2

Schedule A-2 of the Schedule 13D is hereby amended in its entirety as follows:

                Directors and Executive Officers of Quinenco S.A.

Directors:

1.    Name:                      Guillermo Luksic Craig
      Principal Occupation:      Chairman of the Board of Directors of Quinenco,
                                 Director of various companies
      Business Address:          Enrique Foster Sur 20, 16th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

2.    Name:                      Andronico Luksic Craig
      Principal Occupation:      Vice Chairman of the Board of Directors
                                 of Quinenco, Director of various companies
      Business Address:          Enrique Foster Sur 20, 16th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

3.    Name:                      Matko Koljatic Maroevic
      Principal Occupation:      Business Administrator
      Business Address:          Vicuna Mackenna 4860
                                 Escuela de Administration PVC,
                                 Santiago, Chile
      Citizenship:               Chilean

4.    Name:                      Hernan Buchi Buc
      Principal Occupation:      Director of various companies
      Business Address:          San Crecente 551
                                 Las Condes, Santiago, Chile
      Citizenship:               Chilean

5.    Name:                      Juan Andres Fontaine Talavera
      Principal Occupation:      Owner, Fontaine Consultants
      Business Address:          Santa Lucia 188, 6th Floor
                                 Santiago, Chile
      Citizenship:               Chilean


                                      A-3-1

6.    Name:                      Jean-Paul Luksic Fontbona
      Principal Occupation:      Director of Quinenco,
                                 Director of various companies
      Business Address:          Ahumada 11, 10th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

7.    Name:                      Gonzalo Menendez Duque
      Principal Occupation:      Director of various companies
      Business Address:          Agustinas 972, Suite 701
                                 Santiago, Chile
      Citizenship:               Chilean

Executive Officers:

1.    Name:                      Francisco Perez Mackenna
      Title:                     Chief Executive Officer
      Citizenship:               Chilean

2.    Name:                      Luis Fernando Antunez Bories
      Title:                     Chief Financial Officer
      Citizenship:               Chilean

3.    Name:                      Felipe Joannon Vergara
      Title:                     Managing Director, Business Development
      Citizenship:               Chilean

4.    Name:                      Martin Rodriguez Guiraldes
      Title:                     Managing Director, Strategy and Performance
                                 Appraisal
      Citizenship:               Chilean

5.    Name:                      Manuel Jose Noguera Eyzaguirre
      Title:                     Chief Legal Counsel
      Citizenship:               Chilean

6.    Name:                      Fernando Silva Lavin
      Title:                     Controller
      Citizenship:               Chilean


                                      A-3-2

                                                                    Schedule A-3

Schedule A-3 of the Schedule 13D is hereby amended in its entirety as follows:

                      Directors of the Luksburg Foundation

1.    Name:                      Andronico Luksic Craig
      Principal Occupation:      Vice Chairman of the Board of Directors of
                                 Quinenco, Director of various companies
      Business Address:          Enrique Foster Sur 20, 16th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

2.    Name:                      Guillermo Luksic Craig
      Principal Occupation:      Chairman of the Board of Directors of Quinenco,
                                 Director of various companies
      Business Address:          Enrique Foster Sur 20, 16th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

3.    Name:                      Jean-Paul Luksic Fontbona
      Principal Occupation:      Director of Quinenco,
                                 Director of various companies
      Business Address:          Ahumada 11, 10th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

4.    Name:                      Karl Josef Hier
      Principal Occupation:      Lawyer, Marxer & Partner
      Business Address:          Heiligkreuz 6
                                 Vaduz, Liechtenstein
      Citizenship:               Liechtenstein


                                      A-3-3

                                                                    Schedule A-4

Schedule A-4 of the Schedule 13D is hereby amended in its entirety as follows:

                Directors of Lanzville Investments Establishment

1.    Name:                      Andronico Luksic Craig
      Principal Occupation:      Vice Chairman of the Board of Directors of
                                 Quinenco, Director of various companies
      Business Address:          Enrique Foster Sur 20, 16th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

2.    Name:                      Guillermo Luksic Craig
      Principal Occupation:      Chairman of the Board of Directors of Quinenco,
                                 Director of various companies
      Business Address:          Enrique Foster Sur 20, 16th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

3.    Name:                      Jean-Paul Luksic Fontbona
      Principal Occupation:      Director of Quinenco,
                                 Director of various companies
      Business Address:          Ahumada 11, 10th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

4.    Name:                      Karl Josef Hier
      Principal Occupation:      Lawyer, Marxer & Partner
      Business Address:          Heiligkreuz 6
                                 Vaduz, Liechtenstein
      Citizenship:               Liechtenstein


                                      A-4-1

                                                                    Schedule A-5

Schedule A-5 of the Schedule 13D is hereby amended in its entirety as follows:

             Directors of Dolberg Finance Corporation Establishment

1.    Name:                      Andronico Luksic Craig
      Principal Occupation:      Chairman of the Board of Directors of Quinenco,
                                 Director of various companies
      Business Address:          Enrique Foster Sur 20, 16th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

2.    Name:                      Guillermo Luksic Craig
      Principal Occupation:      Chairman of the Board of Directors of Quinenco,
                                 Director of various companies
      Business Address:          Enrique Foster Sur 20, 16th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

3.    Name:                      Jean-Paul Luksic Fontbona
      Principal Occupation:      Director of Quinenco,
                                 Director of various companies
      Business Address:          Ahumada 11, 10th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

4.    Name:                      Karl Josef Hier
      Principal Occupation:      Lawyer, Marxer & Partner
      Business Address:          Heiligkreuz 6
                                 Vaduz, Liechtenstein
      Citizenship:               Liechtenstein


                                      A-5-1

                                                                    Schedule A-6

Schedule A-6 of the Schedule 13D is hereby amended in its entirety as follows:

                       Directors of Geotech Establishment

1.    Name:                      Andronico Luksic Craig
      Principal Occupation:      Vice Chairman of the Board of Directors of
                                 Quinenco, Director of various companies
      Business Address:          Enrique Foster Sur 20, 16th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

2.    Name:                      Guillermo Luksic Craig
      Principal Occupation:      Chairman of the Board of Directors of Quinenco,
                                 Director of various companies
      Business Address:          Enrique Foster Sur 20, 16th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

3.    Name:                      Jean-Paul Luksic Fontbona
      Principal Occupation:      Director of Quinenco,
                                 Director of various companies
      Business Address:          Ahumada 11, 10th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

4.    Name:                      Karl Josef Hier
      Principal Occupation:      Lawyer, Marxer & Partner
      Business Address:          Heiligkreuz 6
                                 Vaduz, Liechtenstein
      Citizenship:               Liechtenstein


                                      A-6-1

                                                                    Schedule A-7

Schedule A-7 of the Schedule 13D is hereby amended in its entirety as follows:

                          Directors of Andsberg Limited

1.    Name:                      Guillermo Luksic Craig
      Principal Occupation:      Chairman of the Board of Directors of Quinenco,
                                 Director of various companies
      Business Address:          Enrique Foster Sur 20, 16th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

2.    Name:                      Mark Lightbown
      Principal Occupation:      Director of various companies
      Business Address:          Avenida El Bosque Norte 0440, Las Condes
                                 Santiago, Chile
      Citizenship:               British


                                      A-7-1

                                                                    Schedule A-8

Schedule A-8 of the Schedule 13D is hereby amended in its entirety as follows:

                    Directors of Andsberg Inversiones Limited

1.    Name:                      Guillermo Luksic Craig
      Principal Occupation:      Chairman of the Board of Directors of Quinenco,
                                 Director of various companies
      Business Address:          Enrique Foster Sur 20, 16th Floor
                                 Santiago, Chile
      Citizenship:               Chilean


                                      A-8-1

                                                                    Schedule A-9

Schedule A-9 of the Schedule 13D is hereby amended in its entirety as follows:

              Authorized Signatories of Andsberg Inversiones Ltda.

1.    Name:                      Andronico Luksic Craig
      Principal Occupation:      Vice Chairman of the Board of Directors of
                                 Quinenco, Director of various companies
      Business Address:          Enrique Foster Sur 20, 16th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

2.    Name:                      Guillermo Luksic Craig
      Principal Occupation:      Chairman of the Board of Directors of Quinenco,
                                 Director of various companies
      Business Address:          Enrique Foster Sur 20, 16th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

3.    Name:                      Jean-Paul Luksic Fontbona
      Principal Occupation:      Director of Quinenco,
                                 Director of various companies
      Business Address:          Ahumada 11, 10th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

4.    Name:                      Guillermo Delgado Opazo
      Principal Occupation:      Business Administrator for the Quinenco Group
      Business Address:          Ahumada 11, 10th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

5.    Name:                      Lukas Yaksic Rojas
      Principal Occupation:      Business Administrator for the Quinenco Group
      Business Address:          Ahumada 11, 10th Floor
                                 Santiago, Chile
      Citizenship:               Chilean


                                      A-9-1

                                                                   Schedule A-10

Schedule A-10 of the Schedule 13D is hereby amended in its entirety as follows:

               Directors of Ruana Copper Corporation Establishment

1.    Name:                      Andronico Luksic Craig
      Principal Occupation:      Chairman of the Board of Directors of Quinenco
                                 Director of various companies
      Business Address:          Enrique Foster Sur 20, 16th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

2.    Name:                      Guillermo Luksic Craig
      Principal Occupation:      Chairman of the Board of Directors of Quinenco,
                                 Director of various companies
      Business Address:          Enrique Foster Sur 20, 16th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

3.    Name:                      Jean-Paul Luksic Fontbona
      Principal Occupation:      Director of Quinenco,
                                 Director of various companies
      Business Address:          Ahumada 11, 10th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

4.    Name:                      Karl Josef Hier
      Principal Occupation:      Lawyer, Marxer & Partner
      Business Address:          Heiligkreuz 6
                                 Vaduz, Liechtenstein
      Citizenship:               Liechtenstein


                                     A-10-1

                                                                   Schedule A-14

Schedule A-14 of the Schedule 13D is hereby incorporated in its entirety as follows:

               Directors of Compania de Inversiones Adriatico S.A.

1.    Name:                      Jean-Paul Luksic Fontbona
      Principal Occupation:      Director of Quinenco,
                                 Director of various companies
      Business Address:          Ahumada 11, 10th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

2.    Name:                      Maria Paola Luksic Fontbona
      Principal Occupation:      N/A
      Business Address:          Ahumada 11, 10th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

3.    Name:                      Marie Gabrielle Luksic Fontbona
      Principal Occupation:      N/A
      Business Address:          Ahumada 11, 10th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

4.    Name:                      Iris Fontbona Gonzalez
      Principal Occupation:      N/A
      Business Address:          Ahumada 11, 10th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

5.    Name:                      Edmundo Eluchans Urenda
      Principal Occupation:      Lawyer, Eluchans & Co.
      Business Address:          Teatinos 248, 10th Floor
                                 Santiago, Chile
      Citizenship:               Chilean

6.    Name:                      Hipolito Zanartu Rosselot
      Principal Occupation:      Lawyer
      Business Address:          Ahumada 11, 6th Floor
                                 Santiago, Chile
      Citizenship:               Chilean


                                     A-14-1

General Manager:

1.    Name:                      Lukas Yaksic Rojas
      Principal Occupation:      Business Administrator for the Quinenco Group
      Business Address:          Ahumada 11, 10th Floor
                                 Santiago, Chile
      Citizenship:               Chilean


                                     A-14-2

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: March 17, 2006

                                   LQ Inversiones Financieras S.A.


                                   By: /s/ Luis Fernando Antunez
                                       -----------------------------------------
                                   Name: Luis Fernando Antunez Bories
                                   Title: Chief Executive Officer


                                   Quinenco S.A.


                                   By: /s/ Francisco Perez Mackenna
                                       -----------------------------------------
                                   Name: Francisco Perez Mackenna
                                   Title: Chief Executive Officer


                                   Luksburg Foundation
                                   Dolberg Finance Corporation Establishment
                                   Lanzville Investment Establishment
                                   Ruana Copper Corporation Establishment
                                   Compania de Inversiones Adriatico S.A.
                                   Geotech Establishment
                                   Andsberg Ltd.
                                   Andsberg Inv. Ltd.
                                   Andsberg Inversiones Ltda.


                                   By: /s/ Guillermo Luksic Craig
                                       -----------------------------------------
                                   Name: Guillermo Luksic Craig


                                   By: /s/ Jean-Paul Luksic Fontbona
                                       -----------------------------------------
                                   Name: Jean-Paul Luksic Fontbona

                                   Guillermo Luksic Craig
                                   Nicolas Luksic Puga
                                   Inmobiliaria e Inversiones Rio Claro S.A.


                                   By: /s/ Mario Garrido Taraba
                                       -----------------------------------------
                                   Name: Mario Garrido Taraba
                                   Title: Attorney-in-fact


                                   Andronico Luksic Craig
                                   Patricia Lederer Tcherniak
                                   Inversiones Consolidadas S.A.
                                   Inversiones Salta S.A.
                                   Andronico Luksic Lederer
                                   Davor Luksic Lederer
                                   Max Luksic Lederer
                                   Dax Luksic Lederer


                                   By: /s/ Rodrigo Terre Fontbona
                                       -----------------------------------------
                                   Name: Rodrigo Terre Fontbona
                                   Title: Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit     Description

1. Joint Filing Agreements from each of Luksburg Foundation, Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inv. Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment, Compania de Inversiones Adriatico S.A., Guillermo Luksic Craig, Nicolas Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Andronico Luksic Craig, Patricia Lederer Tcherniak, Inversiones Consolidadas S.A., Inversiones Salta S.A., Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer and Dax Luksic Lederer; and

            Powers of Attorney from each of Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inv. Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment and Compania de Inversiones Adriatico S.A.

2. Merger Agreement between Banco de Chile and Banco de Chile and Banco de A. Edwards, dated as of October 3, 2001 (together with an English translation thereof)*

3. Agreement, dated December 20, 2000, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
            (a) Spanish language version*
            (b) English translation

4. Agreement, dated December 20, 2000, among Inversiones Ranquil S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
            (a) Spanish language version*
            (b) English translation

5. Agreement, dated December 20, 2000, among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
            (a) Spanish language version*
            (b) English translation

6. Agreement, dated December 20, 2000, among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
            (a) Spanish language version*
            (b) English translation

7. Agreement, dated December 20, 2000, among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile
            (a) Spanish language version*
            (b) English translation

8. Loan Agreement, dated December 26, 2001, between LQ Inversiones Financieras S.A. and BBVA Banco BHIF
            (a) Spanish language version*
            (b) English translation

9. Loan, Pledge of Shares and Guaranty Agreement with Joint and Several Liability Co-Debt Agreement, dated December 15, 2000, between LQ Inversiones Financieras S.A. and Banco Santiago
            (a) Spanish language version*
            (b) English translation

10. Share Purchase Agreement, dated March 27, 2001, between Empresas Penta S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
            (a) Spanish language version*
            (b) English translation

11. Share Purchase Agreement, dated March 27, 2001, between Sociedad de Inversiones y Rentas Megeve Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
            (a) Spanish language version*
            (b) English translation

12. Share Purchase Agreement, dated March 27, 2001, between Sociedad Comercial y Editorial Santiago Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
            (a) Spanish language version*
            (b) English translation

13. Share Purchase Agreement, dated March 27, 2001, between Consorcio Financiero S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
            (a) Spanish language version*
            (b) English translation

14. Share Purchase Agreement, dated March 27, 2001, between Inversiones Las Arenas Sociedad Anonima and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
            (a) Spanish language version*
            (b) English translation

15. Pledge Agreement, dated January 9, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch
            (a) Spanish language version*
            (b) English translation

16. Note Amendment, dated April 23, 2002, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
            (a) Spanish language version**
            (b) English summary***

17. First Amendment and Waiver to Senior Secured Credit Agreement, dated May 22, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch

_______________________

* Exhibit previously filed

** Pursuant to Rule 12b-31 under the Exchange Act, only one of the five Note Amendments referenced in the second paragraph of Item 6 herein, each dated April 23, 2002, has been previously filed. The schedule below sets forth the material details (consisting only of the names of the parties to such Note Amendments) in which the four documents which are not filed hereto differ from Exhibit 16:

      Note Amendment among Inversiones Ranquil S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

      Note Amendment among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

      Note Amendment among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

      Note Amendment among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile

*** Pursuant to Rule 12b-12(d) under the Exchange Act, an English summary has previously been provided.

      1. The undersigned persons (the "Reporting Persons") hereby agree that a joint statement of this schedule 13D/A, and any amendments thereto, be filed on their behalf by Guillermo Luksic Craig, whose address is Enrique Foster Sur 20, 16th Floor, Santiago, Chile and Jean-Paul Luksic Fontbona, whose address is Ahumada 11, 10th Floor, Santiago, Chile.

      Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date:  March 17, 2006

                                   Luksburg Foundation
                                   Dolberg Finance Corporation Establishment
                                   Lanzville Investment Establishment
                                   Ruana Copper Corporation Establishment
                                   Compania de Inversiones Adriatico S.A.
                                   Geotech Establishment
                                   Andsberg Ltd.
                                   Andsberg Inv. Ltd.
                                   Andsberg Inversiones Ltda.


                                   By: /s/ Guillermo Luksic Craig
                                       ---------------------------------
                                   Name: Guillermo Luksic Craig


                                   By: /s/ Jean-Paul Luksic Fontbona
                                       ---------------------------------
                                   Name: Jean-Paul Luksic Fontbona

      The undersigned persons (the "Reporting Persons") hereby agree that a joint statement of this schedule 13D/A, and any amendments thereto, be filed on their behalf by Mario Garrido Taraba, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile.

      Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date:  March 17, 2006

                                   Guillermo Luksic Craig
                                   Nicolas Luksic Puga
                                   Inmobiliaria e Inversiones Rio Claro S.A.


                                   By: /s/ Mario Garrido Taraba
                                       ---------------------------------
                                   Name: Mario Garrido Taraba
                                   Title: Attorney-in-fact

      The undersigned persons (the "Reporting Persons") hereby agree that a joint statement of this schedule 13D/A, and any amendments thereto, be filed on their behalf by Rodrigo Terre Fontbona, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile.

      Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date:

                                   Andronico Luksic Craig
                                   Patricia Lederer Tcherniak
                                   Inversiones Consolidadas S.A.
                                   Andronico Luksic Lederer
                                   Davor Luksic Lederer
                                   Max Luksic Lederer
                                   Dax Luksic Lederer
                                   Inversiones Salta S.A.


                                   By: /s/ Rodrigo Terre Fontbona
                                       ---------------------------------
                                   Name: Rodrigo Terre Fontbona
                                   Title: Attorney-in-fact

                                Power Of Attorney

The undersigned, Dolberg Finance Corporation Establishment, an establishment whose address is Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein, does hereby appoint Guillermo Luksic Craig, whose address is Enrique Foster Sur 20, 16th Floor, Santiago, Chile and Jean-Paul Luksic Fontbona, whose address is Ahumada 11, 10th Floor, Santiago, Chile, as its attorneys-in-fact, for it and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Banco de Chile common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.


                                   Signed as of the 17th day of March 2006.


                                   DOLBERG FINANCE CORPORATION ESTABLISHMENT


                                   By: /s/ Guillermo Luksic Craig
                                       ---------------------------------
                                   Name: Guillermo Luksic Craig


                                   By: /s/ Jean-Paul Luksic Fontbona
                                       ---------------------------------
                                   Name: Jean-Paul Luksic Fontbona


                                   WITNESS:


                                   /s/ Davor Domitrovic Grubisic
                                   -------------------------------------
                                   Name: Davor Domitrovic Grubisic

                                Power Of Attorney

The undersigned, Lanzville Investment Establishment, an establishment whose address is Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein, does hereby appoint Guillermo Luksic Craig, whose address is Enrique Foster Sur 20, 16th Floor, Santiago, Chile and Jean-Paul Luksic Fontbona, whose address is Ahumada 11, 10th Floor, Santiago, Chile, as its attorneys-in-fact, for it and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Banco de Chile common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.


                                   Signed as of the 17th day of March 2006.


                                   LANZVILLE INVESTMENT ESTABLISHMENT


                                   By: /s/ Guillermo Luksic Craig
                                       ---------------------------------
                                   Name: Guillermo Luksic Craig


                                   By: /s/ Jean-Paul Luksic Fontbona
                                       ---------------------------------
                                   Name: Jean-Paul Luksic Fontbona


                                   WITNESS:


                                   /s/ Davor Domitrovic Grubisic
                                   -------------------------------------
                                   Name: Davor Domitrovic Grubisic

Power Of Attorney

The undersigned, Ruana Copper Corporation Establishment, an establishment whose address is Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein, does hereby appoint Guillermo Luksic Craig, whose address is Enrique Foster Sur 20, 16th Floor, Santiago, Chile and Jean-Paul Luksic Fontbona, whose address is Ahumada 11, 10th Floor, Santiago, Chile, as its attorneys-in-fact, for it and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Banco de Chile common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.


                                   Signed as of the 17th day of March 2006.


                                   RUANA COPPER CORPORATION ESTABLISHMENT


                                   By: /s/ Guillermo Luksic Craig
                                       ---------------------------------
                                   Name: Guillermo Luksic Craig


                                   By: /s/ Jean-Paul Luksic Fontbona
                                   -------------------------------------
                                   Name: Jean-Paul Luksic Fontbona


                                   WITNESS:


                                   /s/ Davor Domitrovic Grubisic
                                   -------------------------------------
                                   Name: Davor Domitrovic Grubisic

                                Power Of Attorney

The undersigned, Compania de Inversiones Adriatico S.A., a holding entity whose address is Ahumada 11, Oficina 206, Santiago, Chile, does hereby appoint Guillermo Luksic Craig, whose address is Enrique Foster Sur 20, 16th Floor, Santiago, Chile and Jean-Paul Luksic Fontbona, whose address is Ahumada 11, 10th Floor, Santiago, Chile, as its attorneys-in-fact, for it and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Banco de Chile common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.


                                   Signed as of the 17th day of March 2006.


                                   COMPANIA DE INVERSIONES ADRIATICO S.A.


                                   By: /s/ Lukas Yaksic Rojas
                                       ---------------------------------
                                   Name: Lukas Yaksic Rojas


                                   WITNESS:


                                   /s/ Davor Domitrovic Grubisic
                                   -------------------------------------
                                   Name: Davor Domitrovic Grubisic

Power Of Attorney

The undersigned, Geotech Establishment, an establishment whose address is Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein, does hereby appoint Guillermo Luksic Craig, whose address is Enrique Foster Sur 20, 16th Floor, Santiago, Chile and Jean-Paul Luksic Fontbona, whose address is Ahumada 11, 10th Floor, Santiago, Chile, as its attorneys-in-fact, for it and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Banco de Chile common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.


                                   Signed as of the 17th day of March 2006.


                                   GEOTECH ESTABLISHMENT


                                   By: /s/ Guillermo Luksic Craig
                                       ---------------------------------
                                   Name: Guillermo Luksic Craig


                                   By: /s/ Jean-Paul Luksic Fontbona
                                       ---------------------------------
                                   Name: Jean-Paul Luksic Fontbona


                                   WITNESS:


                                   /s/ Davor Domitrovic Grubisic
                                   -------------------------------------
                                   Name: Davor Domitrovic Grubisic

                                Power Of Attorney

The undersigned, Andsberg Ltd., a limited liability company whose address is 22 Grenville Street, St. Helier, Jersey, Channel Islands JE48PX, does hereby appoint Guillermo Luksic Craig, whose address is Enrique Foster Sur 20, 16th Floor, Santiago, Chile and Jean-Paul Luksic Fontbona, whose address is Ahumada 11, 10th Floor, Santiago, Chile, as its attorneys-in-fact, for it and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Banco de Chile common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.


                                   Signed as of the 17th day of March 2006.


                                   ANDSBERG LTD.


                                   By: /s/ Guillermo Luksic Craig
                                       ---------------------------------
                                   Name: Guillermo Luksic Craig


                                   WITNESS:


                                   /s/ Davor Domitrovic Grubisic
                                   -------------------------------------
                                   Name: Davor Domitrovic Grubisic

                                Power Of Attorney

The undersigned, Andsberg Inv. Ltd., a limited liability company whose address is 22 Grenville Street, St. Helier, Jersey, Channel Islands JE48PX, does hereby appoint Guillermo Luksic Craig, whose address is Enrique Foster Sur 20, 16th Floor, Santiago, Chile and Jean-Paul Luksic Fontbona, whose address is Ahumada 11, 10th Floor, Santiago, Chile, as its attorneys-in-fact, for it and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Banco de Chile common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.


                                   Signed as of the 17th day of March 2006.


                                   ANDSBERG INV. LTD.


                                   By: /s/ Guillermo Luksic Craig
                                       ---------------------------------
                                   Name: Guillermo Luksic Craig


                                   WITNESS:


                                   /s/ Davor Domitrovic Grubisic
                                   -------------------------------------
                                   Name: Davor Domitrovic Grubisic

                                Power Of Attorney

The undersigned, Andsberg Inversiones Ltda., a limited liability partnership whose address is Ahumada 11, Oficina 206, Santiago, Chile, does hereby appoint Guillermo Luksic Craig, whose address is Enrique Foster Sur 20, 16th Floor, Santiago, Chile and Jean-Paul Luksic Fontbona, whose address is Ahumada 11, 10th Floor, Santiago, Chile, as its attorneys-in-fact, for it and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Banco de Chile common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.


                                   Signed as of the 17th day of March 2006.


                                   ANDSBERG INVERSIONES LTDA.


                                   By: /s/ Guillermo Luksic Craig
                                       ---------------------------------
                                   Name: Guillermo Luksic Craig


                                   By: /s/ Jean-Paul Luksic Fontbona
                                       ---------------------------------
                                   Name: Jean-Paul Luksic Fontbona


                                   WITNESS:


                                   /s/ Davor Domitrovic Grubisic
                                   -------------------------------------
                                   Name: Davor Domitrovic Grubisic